Exhibit 4.16

TM BIOSCIENCE - LUMINEX
AMENDED AND RESTATED
DEVELOPMENT AND SUPPLY AGREEMENT

Table of Contents
ARTICLE 1 DEFINITIONS	2

ARTICLE 2 DEVELOPMENT AND COMMERCIALIZATION	8

ARTICLE 3 DISTRIBUTION AND LICENSE	11

ARTICLE 4 SUPPLY, PRICING AND ROYALTIES	14

ARTICLE 5 EXCLUSIVITY OF EFFORTS AND COMPLIANCE WITH LAWS	20

ARTICLE 6 MAINTENANCE, SUPPORT AND TRAINING	21

ARTICLE 7 REPRESENTATIONS AND WARRANTIES	22

ARTICLE 8 TERM AND TERMINATION	23

ARTICLE 9 LUMINEX TRADEMARKS	24

ARTICLE 10 CONFIDENTIALITY	25

ARTICLE 11 INDEMNIFICATIO	26

ARTICLE 12 MISCELLANEOUS	28

EXHIBIT A SPECIFICATIONS

EXHIBIT B END USER LICENSES

EXHIBIT C FIELDS

EXHIBIT D LUMINEX INSTRUMENT PRICING

EXHIBIT E LUMINEX BEAD PRICING

EXHIBIT F TRADEMARKS

EXHIBIT G TRADEMARK USAGE GUIDELINES

EXHIBIT H ESCROW AGREEMENT

EXHIBIT I AFFILIATES OF TM

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

AMENDED AND RESTATED
DEVELOPMENT & SUPPLY AGREEMENT

This Amended and Restated Development & Supply Agreement (this “Agreement”), dated and effective as of March 28, 2006 (the “Effective Date”), is entered into by and between Luminex Corporation, a Delaware corporation with principal offices at 12212 Technology Boulevard, Austin, Texas 78727 (“Luminex”) and TM BIOSCIENCE CORPORATION, an Ontario corporation with principal offices at 439 University Avenue, Suite 2000, Toronto, Ontario M5G 1Y8 (“TM”).

BACKGROUND

A.
Luminex has developed Beads (as defined below) for detection and quantification of analytes either singly or in multiplexed (multiple analytes simultaneously) form and has developed Luminex Instruments (as defined below) for use with such Beads.

B.
The Parties (as defined below) desire that TM develop, distribute, manufacture, market and sell Kits (as defined below) incorporating Tests (as defined below) for use with certain Fields (as defined below), and that TM distribute Luminex Instruments for use with such Kits.

C.
The Parties previously entered into that certain Development and Supply Agreement dated as of March 28, 2001 and subsequently amended on February 28, 2005, on March 31, 2005 and on January 6, 2006 (the “Prior Agreement”), and desire to supersede and replace the Prior Agreement in its entirety with this Agreement.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below.

1.1  “Affiliate” means any entity that directly or indirectly owns, is owned by or is under common ownership with a Party, where “owns” or “ownership” means direct or indirect possession and/or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity, and as specficially set forth in Exhibit I. From time to time during the term of this Agreement, if TM requests that Exhibit I shall be expanded to include additional Affiliates, such Affiliates shall be included on Exhibit I based on mutual written consent by the Parties.

1.2  “Agreement” shall have the meaning attributed to it in the first paragraph.

1.3  “Assignment Fee” shall have the meaning attributed to it in Section 12.2(a).

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
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1.4  Beads” means fluorescently-dyed carboxylated microsphere beads supplied by Luminex for use with Luminex Instruments and made available by Luminex generally to customers for use in tests as specifically set forth in Exhibit E.

1.5  “Bead Specifications” means the specifications for the Beads set forth in Exhibit A attached hereto as may be amended from time to time in accordance with Section 4.3 hereof.

1.6  “Bio-Threat Agent Testing” shall have the meaning attributed to it in Section 3.8(a).

1.7  “Business Day(s)” shall mean any day that the New York Stock Exchange is open and which is not a Saturday or a Sunday.

1.8  “Calendar Year” means each twelve-month (12-month) period during the term of the Agreement beginning January 1 and ending December 31.

1.9  “Claim” shall have the meaning attributed to it in Section 11.1.

1.10  “Committee” shall have the meaning attributed to it in Section 2.5.

1.11  “Confidential Information” of a Party shall mean any and all material or information of a Party or any of its Affiliates (the “Disclosing Party”) which has or shall come into the possession or knowledge of the other Party or any of its Affiliates (the “Recipient Party”) in connection with, or as a result of, entering into this Agreement including information concerning the Disclosing Party’s past, present and future customers, suppliers, technology, and business. For the purposes of this definition, “material” and “information” include know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever. Notwithstanding the foregoing, “Confidential Information” does not include the following material or information:

(i)
material or information which is in the public domain when it is received by or becomes known to the Recipient Party or which subsequently enters the public domain through no fault of the Recipient Party (but only after it enters the public domain);

(ii)
material or information which is already known to the Recipient Party at the time of its disclosure to the Recipient Party by the Disclosing Party and is not the subject of an obligation of confidence of any kind;

(iii)
material or information which is independently developed by the Recipient Party without any use of or reference to the Confidential Information of the Disclosing Party where such independent development can be established evidence that would be acceptable to a court of competent jurisdiction; and

(iv)
material or information which is received by the Recipient Party in good faith without an obligation of confidence of any kind from a third party who the Recipient Party has not reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Recipient Party subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

1.12  “Control” shall mean control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through trust, agreement, or arrangement, including the ownership by a single person or entity of fifty percent (50%) or more of the securities or other ownership interest representing the equity, the voting stock or general partnership of a Party.

1.13  “CPI” shall mean the annual United States Consumer Price Index published by the U.S. Bureau of Labor Statistics.

1.14  “Delivery Location” shall have the meaning attributed to it in Section 4.4.

1.15  “Disclosing Party” shall have the meaning attributed to it in Section 1.11.

1.16  “Discontinued Luminex Products” shall have the meaning attributed to it in Section 4.14.

1.17  “Effective Date” shall mean the date of this Agreement indicated in its first paragraph.

1.18  “End User” shall mean the purchaser of a Kit and/or Luminex Instrument from TM, a TM Affiliate or Subdistributor, where such purchase is for the purpose of generating Test results on behalf of such purchaser or one or more third parties and not for the purpose of re-selling the Kit(s) and/or the Luminex Instrument.

1.19  “End User License” shall mean any one of the license agreements set out in Exhibit B, as applicable

1.20  “End User Licenses and Terms and Conditions” shall have the meaning attributed to it in Section 3.4.

1.21  “End User Manual” means the documentation that accompanies Luminex Instruments and Beads, and which provides an End User with installation instructions and functional specifications for each such product.

1.22  (*)

1.23  (*)

1.24  “Fields” means the fields set forth in Exhibit C.

1.25  “GAAP” shall mean generally accepted accounting principles in the United States.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

1.26  “Human Histocompatability Testing” shall have the meaning attributed to it in Section 3.8(b).

1.27  “Included Software” shall mean all software provided by Luminex with the Instrument that manipulates, organizes, compiles, captures, or similarly processes data, from the point of data entry into the Luminex Instrument to the point of data output from the Luminex Instrument, including digital signal processing software, data acquisition software, instrument calibration operations software, instrument control firmware, graphical user interface software components, and print formatting software features. Also included in this definition of “Included Software” is all software code exposed to TM by Luminex through any interface and provided by Luminex with the Instrument.

1.28  “Initial Term” shall have the meaning attributed to it in Section 8.1.

1.29  “Installation Rate” shall have the meaning attributed to it in Section 4.6(d).

1.30  “Kit” means the combination of (i) Beads conjugated to biological reactants, (ii) Beads conjugated to universal sequences, (iii) standards for use with (i) and (ii), and (iv) other ancillary materials (e.g. buffers) intended for use with (i) and/or (ii) and required for performance of Tests. A “Kit(s)” must contain all of the foregoing components and must be branded by TM in accordance with Article 9 hereof.

1.31  “Kit Royalties” shall have the meaning attributed to it in Section 4.6(b).

1.32  “Losses” shall have the meaning attributed to it in Section 11.1.

1.33  “Luminex” shall have the meaning attributed to it in the first paragraph.

1.34  “Luminex Instrument” means a laser-based fluorescent analytical test system consisting of Luminex’s instrumentation and the Software, with computer components, as specifically identified in Exhibit D.

1.35  “Luminex Instrument Specifications” means the specifications for the Luminex Instrument set forth in Exhibit A attached hereto as may be amended from time to time in accordance with Section 4.3 hereof.

1.36  “Luminex Intellectual Property Rights” means Patent Rights, copyrights and all other intellectual property rights that Luminex has or acquires during the Term in connection with the Beads or the Luminex Instruments, by way of sale, license or otherwise, but shall exclude the intellectual property rights licensed to Luminex under the License Agreement between the Parties dated March 28, 2001.

1.37  “Luminex Trademarks” shall have the meaning attributed to in Section 9.1(a) and includes, without limitation, the trademarks set out in Exhibit F.

1.38  “Minimum Royalty Payments” shall have the meaning attributed to it in Section 4.7

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

1.39  “Multiplexed Bead Assays” means assays comprised of fluorescently-dyed microsphere beads which simultaneously detect one or more analytes using a single sample.

1.40  “Net Sales” shall mean the total amounts invoiced by or on behalf of TM for the sale or other commercial exploitation of a Kit to End Users, after deducting, in accordance with GAAP, the following: (i) customs duties and taxes (e.g., sales, excise, withholding and value -added taxes), other than taxes based on TM’s income; and (ii) freight, insurance and other shipment expenses.

1.41  “Nonconformity” shall have the meaning attributed to it in Section 7.2.

1.42  “Party” shall mean TM or Luminex.

1.43  “Patent Rights” shall mean any domestic or foreign patents and patent applications, any regional patents, certificates of invention and utility models which have been opened for public inspection and all reissues, divisions, continuations, continuations-in-part, extensions (including any extensions thereof under applicable United States laws or foreign equivalents), supplementary protection certificates, registrations, or re-examinations of these patents, as applicable, which relate to Beads or Luminex Instruments and which are owned, licensed or otherwise acquired by Luminex during the Term.

1.44  “Prior Agreement” shall have the meaning attributed to it in the background paragraph.

1.45  “Product” shall have the meaning attributed to it in Section 7.2.

1.46  “Proportional Share” shall have the meaning attributed to it in Section 4.1(e).

1.47  “Quarter” shall mean a period of three (3) consecutive months of a Calendar Year starting on January 1, April 1, July 1, or October 1.

1.48  “Recipient Party” shall have the meaning attributed to it in Section 1.11.

1.49  (*)

1.50  “Software” shall mean the Included Software in machine executable object code format and Updates thereto, in each case that are made available by Luminex generally to its customers as part of the Luminex Instrument.

1.51  “Specifications” means the Bead Specifications and the Luminex Instrument Specifications.

1.52  “Subdistributors” shall have the meaning attributed to it in Section 3.7.

1.53  (*)

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

1.54  “Terms and Conditions” shall have the meaning attributed to it in Section 3.4.

1.55  “Territory” shall mean all of the countries of the world, except for Field Two for which “Territory” shall mean only the United States, including Puerto Rico and the U.S. Virgin Islands, and Canada.

1.56  “Test” shall mean the use of Beads in the detection of one or more analytes within a Field for an application within a Field.

1.57  “third party” shall mean a person or entity who or which is not a Party or an Affiliate of such Party.

1.58  “TM” shall have the meaning attributed to it in the first paragraph.

1.59  “TM Developments” shall have the meaning attributed to that term in Section 1.60.

1.60  “TM Improvement Patents” shall mean patents claiming inventions comprising modifications, extensions or enhancements conceived or reduced to practice by TM to the Beads and/or Luminex Instruments or portions thereof (including Included Software) or to the manufacture or use of the Beads and/or Luminex Instruments or portions thereof (including, Included Software), including use of such Beads and/or Instruments in the performance of Multiplexed Bead Assays. “TM Improvement Patents” specifically excludes patent claims claiming any other inventions conceived or reduced to practice by TM consisting of methods of sample preparation, methods of conjugating Beads to analytes, the composition of matter of the specific chemistries of the assays developed by TM, and methods of performing the assays (i.e., the protocol for the assays) (such excluded developments, the “TM Developments”).

1.61  “TM Intellectual Property” means TM’s patents, copyrights, trademarks, and other intellectual property rights, including: (i) the TM Developments; (ii) the TM Improvement Patents, (iii) the data processed through or developed in connection with the use of the Luminex Instrument and/or the Beads; and (iv) the TM Trademarks.

1.62  “TM Trademarks” shall have the meaning attributed to it in Section 9.1(b).

1.63  “Trademark Usage Guideline” shall have the meaning attributed to it in Section 9.1(a).

1.64  “Updates” means error corrections and bug fixes to the Software that Luminex makes available generally to its customers free of charge.

1.65  “Warranty Period” shall have the meaning attributed to it in Section 7.1.

1.66  Rules of Interpretation. Unless there is something in the subject matter or context inconsistent therewith, this Agreement shall be interpreted as follows:

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(i)	all references to a designated “Article”, “Section”, or other subdivision or to an Exhibit are to the designated Article, Section or other subdivision of, or Exhibit to, this Agreement;

(ii)	the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision or Exhibit;

(iii)
the provision of a Table of Contents and the division of this Agreement into Articles, Sections and other subdivisions are for convenient reference only and do not affect the construction or interpretation of this Agreement

(iv)	any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa;

(v)
the word “or” is not exclusive. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation”; and any capitalized term used in this Agreement that is not otherwise defined herein will have the generally accepted industry or technical meaning given to such term

ARTICLE 2
DEVELOPMENT AND COMMERCIALIZATION

2.1  Development, Distribution, Marketing and other Rights. TM and each of its Affiliates shall have the right to develop and design (including the development and design of the TM Developments); and manufacture the Kits, provided such Kits are sold subject to provisions of Article 3 herein. Without limiting the generality of the foregoing, TM (and its Affiliates, if applicable) shall be responsible, at its expense, for all Kit design and development hereunder. Luminex shall have no obligation to develop any Kit or supply any Kit to TM.

2.2  Commercialization within a Field.

(a)  TM shall use commercially reasonable efforts to (i) obtain all regulatory approvals required, if any, for the use, sales, marketing and distribution of a Kit for use within Field Two within twelve (12) months after the Effective Date, and (ii) sell or have sold a Kit for use within Field Two for which a royalty is owed pursuant to Section 4.6(b) in the Territory within twelve (12) months after the Effective Date. Failure to meet both of the preceding conditions may result in termination of certain rights of TM hereunder under Section 8.2.

(b)  In the event TM’s failure to comply with the obligations under 2.2(a) above is attributable to delay in obtaining regulatory approval for a Kit by the applicable Regulatory Authority (but only to the extent such regulatory filing was made within the commercialization timeframes set forth in 2.2(a) above), TM shall have the option to extend the time to obtain regulatory approval and sell or have sold a Kit for use within Field Two by the lesser of an additional twelve (12) months or the additional time required by the applicable Regulatory Authority to grant approval for such Kit.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

2.3  Commercialization within the Territory.

(a)  TM shall, within the following countries, (i) obtain all regulatory approvals required, if any, for the use, sales, marketing and distribution of a Kit for use within Field One and Field Two and (ii) sell or have sold a Kit for use within Field One and Field Two for which a royalty is owed pursuant to Section 4.7 within:

(i)   twenty-four (24) months after the Effective Date in the following countries:

(*)

Failure to meet any of the preceding conditions may result in termination of certain rights of TM hereunder under Section 8.3.

(b)  Luminex will cooperate with TM, at TM’s expense, to the extent Luminex’s participation is necessary for TM to obtain regulatory approval for the Kits for use, sales, marketing and distribution within the Field in the Territory. Luminex will make available to TM without charge such tangible written information in Luminex’s possession and control as is necessary to obtain regulatory approval for the Kits, it being understood that Luminex shall not be required to perform any tests or studies required for regulatory approval. Notwithstanding the foregoing, Luminex shall have no duty of cooperation with respect to its Confidential Information unless the regulatory authority in question protects such Confidential Information from disclosure to a degree substantially similar to that protection provided by the United States Food & Drug Administration.

(c)  In the event TM’s failure to comply with the obligations under 2.3(a) above is attributable to delay in obtaining regulatory approval for a Kit by the applicable Regulatory Authority (but only to the extent such regulatory filing was made within the commercialization timeframes set forth in 2.3(a) above), TM shall have the option to extend the time to obtain regulatory approval and sell or have sold a Kit by the lesser of an additional twelve (12) months or the additional time required by the applicable Regulatory Authority to grant approval for such Kit.

(d)  Notwithstanding the foregoing, to the extent Luminex does not offer warranty support for Luminex Instruments pursuant to Article 7 prior to expiration of commercialization timeframes for specific countries set forth in this Section 2.3, the commercialization timeframes for such individual countries shall be extended until Luminex offers warranty support in such countries. For avoidance of doubt, the commercialization timeframes for such individual countries will not begin until Luminex offers warranty support for Luminex Instruments pursuant to Article 7 in such individual countries.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

2.4  Progress Reports. TM shall keep Luminex reasonably informed as to the progress of the activities undertaken pursuant to this Article 2, which shall include, a minimum of three (3) reports per Calendar Year (“Progress Reports”), which are to be submitted within thirty (30) days following the end of the first, second and fourth Quarter. The reports shall be in a form and contain content satisfactory to both Parties acting reasonably. Within sixty (60) days of the execution of the Agreement, the parties agree to negotiate the form and content of such Progress Reports.

2.5  Commercialization Committee. Following the execution of this Agreement, TM and Luminex will establish a commercialization committee (the “Committee”) in accordance with the following guidelines:

(a)  the Committee will be formed by two (2) representatives of each Party;

(b)  with the prior consent of the other Party in every case, either Party may invite other members of its staff or consultants to be in attendance at particular meetings of the Committee as observers;

(c)  either Party may convene a meeting of the Committee, which shall be held wherever the Parties shall mutually agree from time to time, including by telephone;

(d)  at least one (1) meeting of the Committee will be held each year between September 1st and November 30th but additional meetings will be convened whenever requested by either Party, provided that the Committee shall not meet more frequently than quarterly; and

(e)  the Committee’s terms of reference shall cover all matters of mutual concern with respect to the commercialization of the Kits.

2.6  Insurance. During the term of this Agreement, TM shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate. TM shall cause Luminex to be named as an additional insured on such insurance policy. Within ninety (90) days following the Effective Date, TM shall furnish Luminex with a certificate of insurance evidencing the insurance required hereunder. TM will provide to Luminex (i) at least thirty (30) days prior written notice of any cancellation, termination or material change of such insurance coverage and (ii) prompt written notice of the occurrence of any event that is reasonably likely to result in a claim being made under such insurance policy.

2.7  . Outsourced Development and/or Manufacturing. TM shall have the rights to outsource the development and/or manufacturing of Kits solely to licensees of Luminex or to Luminex directly, subject to written agreement by such third parties of applicable terms and conditions of the Definitive Agreement and for subsequent resale by TM solely under TM’s brand in accordance with Article 9 hereof, within the Field(s). Prior to outsourcing development and/or manufacturing of a Kit, TM shall provide Luminex with a right of first offer with respect to the development and/or manufacture of such Kit. Luminex shall have the right to submit a written offer for development and/or manufacturing of such Kit within thirty (30) days of receipt of written notice by TM of such opportunity. In the event Luminex fails to submit a written offer within such thirty (30) day period or TM reasonably rejects such written offer, TM shall have the right to outsource the development and/or manufacturing to a licensee of Luminex in its discretion. Notwithstanding the foregoing, TM shall be allowed to outsource development to non-profit academic centers and/or universities provided that TM provides Luminex prior written notice of such event(s), including the identity and location of the entity conducting the outsourced development.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.
.

ARTICLE 3
DISTRIBUTION AND LICENSE

3.1  Appointment; Covenant Not to Sue. Subject to the terms and conditions of this Agreement, Luminex appoints TM and each of its Affiliates as: (i) a distributor, developer, marketer, manufacturer, and seller of the Kits in the Territory; and (ii) a distributor, marketer and reseller of the Luminex Instruments in the Territory, the whole in accordance with prices, terms and conditions determined by TM, in its discretion; provided, however, that the Beads are sold only as part of Kits, and further provided that Kits are designed and sold solely for use within the Field(s) and subject to the End User restrictions in Section 3.4 below and provided such Luminex Instruments and Beads are not purchased from a then-existing licensee of Luminex technology. Subject to the terms and conditions of this Agreement, Luminex hereby covenants to TM and each of its Affiliates that, provided that TM and its Affiliates comply with their obligations set forth in this Agreement, Luminex shall not commence an action for infringement of the Luminex Intellectual Property Rights against TM, any of its Affiliates, or any End User in connection with any of the activities set out in Section 2.1; provided, however, that such covenant shall not apply: (i) to the applicable End User if such End User fails to comply with the applicable End User License, the obligations of TM hereunder or any of its other obligations as set forth in its agreements with Luminex; and (ii) to TM or its Affiliates unless (1) Beads are sold only as part of Kits, and (2) Luminex Instruments and Kits are designed and sold solely for use within the Fields and are accompanied by the End User License(s) as set forth in Section 3.4. It is understood and agreed that except as expressly provided in this Agreement (including Section 2.1, 3.1, 3.4 and 3.7), no rights or licenses under Luminex’s Intellectual Property are granted hereunder nor shall any such rights or licenses be implied from the terms hereof. The Parties further acknowledge and agree that the covenant not to sue set forth in this Section 3.1 shall not imply that End Users of the Luminex Instrument obtain any rights from TM or its Affiliates under Luminex’s Intellectual Property Rights. Rather, Luminex will grant directly to End Users, rights under Luminex’s Patent Rights to use the Luminex Instrument with Kits pursuant to the applicable End User License(s) only when such Kits are purchased by the End User.

3.2  Reservation of Rights. The use by TM or any of its Affiliates of any of Luminex’s Intellectual Property Rights is authorized only for the purposes herein set forth in this Agreement. Nothing in this Agreement shall be deemed to restrict Luminex’s right to exploit Beads or Luminex Instruments. Neither TM nor its customers shall receive any license or rights under Luminex Intellectual Property Rights by virtue of their purchase of Luminex Instruments other than as expressly set forth in this Agreement or any license agreement accompanying the Luminex Instrument. TM shall not remove, alter, cover or obfuscate any patent markings, copyright notices or other proprietary rights notices placed on or embedded in the Software or Luminex Instruments, or the packaging and documentation related thereto. TM shall mark all Kits and Luminex Instruments sold or otherwise distributed under this Agreement in accordance with the applicable statutes and regulations relating to patent marking of the United States and all other countries in which the Kits or Luminex Instruments are made or sold.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

3.3  No Right to Modify. Except to the extent specifically permitted under Section 2.1, Included Software is licensed, and Beads and non-Software portions of the Luminex Instrument are sold, subject in every case to the condition that such transfer does not convey any license, expressly or by implication, to manufacture, reconstruct, modify, duplicate or otherwise copy or reproduce any of the Beads, Included Software or the Luminex Instruments. TM shall not, and shall not authorize any third party to, alter, modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble, or attempt to derive computer source code from any Luminex Instrument, Beads or Included Software. Requests for information necessary to achieve interoperability with the Luminex Instrument shall be communicated promptly in writing to Luminex. Luminex shall provide such information to TM, including such API’s as are necessary to achieve interoperability with the Luminex Instrument. To the extent that Luminex provides TM with access to any source code to the Software (in order to permit TM to achieve interoperability with the Luminex Instrument or to permit TM to develop software modules that are intended to interface with the Software or otherwise), such source code shall be deemed “Confidential Information” hereunder and TM shall return the same to Luminex promptly upon request. TM will notify Luminex immediately upon TM becoming aware that TM or any third party has engaged in any of the foregoing prohibited activities and, to the extent permitted by law, shall cease selling Luminex Instruments, Beads and Kits to any such person or entity. TM further agrees that the Luminex Instrument may not be used by TM with microspheres other than the Beads authorized by Luminex and Beads may not be used with third party instruments.

3.4  End User License. TM shall include a copy of the applicable End User Licenses and Software license agreements, labels and terms and conditions, a copy of which, current as of the Effective Date, is attached hereto as Exhibit B (collectively, the “End User Licenses and Terms and Conditions”) with each Kit and/or Luminex Instrument, as applicable, shipped to a customer or End User by or for TM. Luminex shall have the right to change such End User Licenses and Terms and Conditions on thirty (30) days advance written notice to TM, provided, however, Luminex agrees that it will not materially change the End User Licenses and Terms and Conditions (for purposes of this Agreement) without TM’s prior written consent, which shall not be unreasonably withheld. After such thirty (30) day period, TM shall be obligated to use the updated End User License and Terms and Conditions in Luminex Instruments and the newly manufactured batches of Kits and TM shall use commercially reasonable efforts to (i) make customers and End Users aware of the End User Licenses and Terms and Conditions prior to the consummation of any sale, and (ii) effect and document sales of Kits and Luminex Instruments in such a manner as to legally bind such customers and End Users to the End User Licenses and Terms and Conditions.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

3.5  Grant to Luminex. TM hereby grants to Luminex a nonexclusive, perpetual, worldwide, unrestricted license, with the right to grant and authorize sublicenses, under TM Improvement Patents, to: (i) make, have made, use, import, offer for sale and sell any and all products and components, (ii) exploit any and all method or process; and (iii) otherwise exploit the TM Improvement Patents for all purposes. Each such license shall be deemed royalty-free and fully paid-up, and shall be in effect for the life of the applicable TM Improvement Patent. Without limiting the provisions of this Section 3.5, Luminex agrees to work cooperatively with TM to restrict the use of any TM trade secrets relating to hardware or software improvements, if any, made by TM with respect to the Luminex Instrument. Nothing in this Agreement shall be construed to grant to Luminex any right, title, or interest in any TM Intellectual Property, other than the rights expressly set forth herein.

3.6  Misuse by End User. TM will promptly notify Luminex verbally, followed by prompt confirmation in writing, upon TM becoming aware that any End User: (i) has used or intends to use a Luminex Instrument with microspheres other than the Beads authorized by Luminex; (ii) has altered, modified, adapted, translated, prepared a derivative work from, decompiled, reverse engineered, disassembled or attempted to derive computer source code from any Luminex Instrument, with a view to Luminex considering and, if thought fit, enforcing any of the Luminex Intellectual Property Rights. If Luminex determines that any third party has engaged in the foregoing activities, if requested by Luminex in writing, TM shall cease selling Luminex Instruments and Kits to such third party.

3.7  Subdistributors. Subject to all the terms and conditions herein, TM may appoint third parties within TM’s normal chain of distribution to sell Kits and Luminex Instruments in accordance with the provisions of this Article 3 (such subdistributors referred to collectively herein as “Subdistributors”); provided, that TM shall (i) take such action as shall be reasonably necessary to advise each such Subdistributor of TM’s confidentiality and intellectual property obligations under this Agreement, (ii) use reasonable commercial efforts to include in any agreement or contract with such Subdistributors terms substantially commensurate with the restrictions and obligations of TM hereunder and a provision expressly making Luminex a third-party beneficiary of such agreement or contract, (iii) be liable for any breach by such Subdistributors of this Agreement (as if such Subdistributors were parties to this Agreement), for any violation of applicable laws or regulations by such Subdistributors and for any improper use, infringement or misappropriation of Luminex’s intellectual property by such Subdistributors, and (iv) indemnify and hold Luminex harmless from and against any claims, causes of action, costs, losses or liabilities incurred by Luminex as a result of any such breach, violation, improper use, infringement or misappropriation. Except as expressly provided in this Section 3.7 and Section 12.5, TM shall have no right to assign or sublicense its rights or appoint subdistributors hereunder.

3.8  Field Exclusions. For avoidance of doubt, the Field(s) do not include testing for human papillomavirus (HPV) testing, bio-threat agent testing, veterinarian and production animal testing, Human Histocompatability Testing (as defined below), crop protection and crop safety testing, food production and food safety testing, environmental testing, MicroRNA (miRNA) analysis and Commercial Blood Transfusion Product Testing (as defined below). For avoidance of doubt:

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

(a)  bio-threat agent testing (i) includes, but is not limited to, government or private enterprise bio-threat screening for pathogens and/or toxins that may be involved in bio-terrorism activity (“Bio-Threat Agent Testing”), and (ii) does not include clinical diagnosis and epidemiological surveillance within the Fields;

(b)  “Human Histocompatability Testing” is the Field of human histocompatability testing which includes the detection and measurement of HLA (human leukocyte antigen) cellular antigens, serum based antibodies to HLA antigens, soluble HLA antigens, and nucleic acids related to such antigens; and

(c)  “Commercial Blood Transfusion Product Testing” means blood screening for infectious agents related to blood processing for transfusion or industrial purposes.

3.9  No Right to Distribute Beads and Luminex Instruments to licensees of Luminex. TM shall not have the right to sell and/or distribute raw and/or unconjugated Beads (unless incorporated into Kits). TM shall not have the right to sell and/or distribute Luminex Instruments to any licensee of Luminex.

ARTICLE 4
SUPPLY, PRICING AND ROYALTIES

4.1  Supply and Use of Beads and Luminex Instruments.

(a) Subject to the terms and conditions of this Agreement, TM agrees to purchase from Luminex, and Luminex agrees to use reasonable, diligent efforts to supply to TM, TM’s requirements of Beads and Luminex Instruments. To ensure the quality and authenticity of the Beads, TM shall exclusively obtain fluorescently-dyed microsphere Beads for use with Luminex Instruments from Luminex and only use the Beads with Luminex Instruments, unless otherwise agreed in writing by Luminex. TM further agrees that it will not sell or distribute Beads to any third party that TM knows intends to use the Beads other than with the Luminex Instrument. TM agrees to take reasonable steps to notify its employees of its obligations hereunder.

(b) TM shall provide in writing to Luminex at least thirty (30) days prior to the end of each Quarter a rolling forecast by Quarter of quantities, if any, of (a) TM’s anticipated requirements of Beads and/or Luminex Instruments for each Quarter for the subsequent five (5) Quarters. The term “Quarter” shall mean a period of three consecutive months of a Calendar Year starting on January 1, April 1, July 1, or October 1. Such forecast shall not create a binding obligation on the part of either Luminex or TM, except as specified below.

(c) The first Quarter in any given rolling forecast shall constitute a firm purchase order, binding on both Parties and the second Quarter shall constitute a firm order for at least seventy-five percent (75%) of the applicable Quarter’s order. TM shall evidence all purchase orders by issuing to Luminex a purchase order in accordance with Section 4.2. All orders shall be binding on both Parties provided that TM’s order for a given Quarter does not exceed 150% of the quantity ordered in the previous Quarter, or if an order exceeds 150% of the quantity ordered in the preceding Quarter, TM places a firm order at least one hundred eighty (180) calendar days prior to the date specified for delivery. Notwithstanding the foregoing, if orders for Beads and/or Luminex Instruments submitted by TM for a specific quarter are greater than fifty percent (50%) of the quantity of Beads and/or Luminex Instruments forecasted by TM for the same quarter, then Luminex shall have the right to reject such orders in its discretion.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
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(d) The last three (3) Quarters of any rolling forecast shall not be binding on either Party, unless accompanied by a firm order, but shall be used only for planning purposes and safety stock building.

(*)

4.2  Orders. TM’s orders for Luminex Instruments and Beads shall be made pursuant to a written purchase order, and shall provide for shipment in accordance with Luminex’s standard lead times then in effect. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT, INVOICE, PACKING SLIP OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED. FOR THE AVOIDANCE OF DOUBT, SUCH TERMS SHALL BE EXCLUDED NOTWITHSTANDING THE FACT THAT ANY SUCH PURCHASE ORDER, ACKNOWLEDGEMENT, INVOICE, PACKING SLIP OR SIMILAR STANDARDIZED FORM MAY (1) HAVE COME INTO EXISTENCE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT, OR (2) CONTAIN AN “INTEGRATION CLAUSE” OR SIMILAR LANGUAGE INDICATING THAT SUCH DOCUMENT SUPERCEDES AND/OR AMENDS ALL PRIOR DOCUMENTS AND AGREEMENTS.

4.3  Specifications. The Parties may from time to time amend the Bead Specifications or the Luminex Instrument Specifications by mutual written agreement without the necessity of amending this Agreement. Such amended Specifications shall then be deemed the Specifications applicable under this Agreement.

4.4  Delivery. With respect to exact shipping dates, Luminex shall use its reasonable efforts to ship to TM quantities of Beads and Luminex Instruments in accordance with purchase orders submitted pursuant to Section 4.2 and subject to the provisions of Section 4.1 above. All Beads and Luminex Instruments supplied pursuant to the terms of this Agreement shall be suitably packed for shipment by Luminex and marked for shipment to the facility indicated in the TM purchase order (“Delivery Location”). All shipments of Beads and Luminex Instruments will be shipped F.O.B (U.C.C.) the shipping point designated by Luminex. The carrier shall be selected by agreement between Luminex and TM, provided that in the event no such agreement is reached, Luminex shall select the carrier. All reasonable shipping and insurance costs, as well as any special packaging expenses, shall be paid by TM.

4.5  Acceptance. All shipments and all shipping and other charges shall be deemed correct and accepted unless Luminex receives from TM, no later than fifteen (15) days after TM’s receipt of a given shipment, a written notice specifying the shipment, the purchase order number, and the nature of the discrepancy between the order and the shipment or the nature of the discrepancy in the shipping or other charges, as applicable. Luminex agrees to replace, at no additional expense to TM, any Beads or Luminex Instruments, which fail to conform in any material respect to the Bead Specifications or Luminex Instrument Specifications, respectively. Luminex may analyze any Beads or Luminex Instruments rejected by TM for nonconformity and if it is objectively established that the Beads or Luminex Instruments were conforming to and performing in accordance with and the Bead Specifications or Luminex Instrument Specifications, respectively, then TM shall be responsible for payment for such Beads or Luminex Instruments. TM shall, at Luminex’s option, return to Luminex or destroy, and provide written certification of destruction, all Beads that do not conform to the Bead Specifications, and TM shall return to Luminex all Luminex Instruments that do not conform to the Luminex Instrument Specifications. All returns shall be in accordance with Luminex’s written instructions and shall be at Luminex’s expense if the Luminex Instrument and/or Beads are confirmed by Luminex not to conform to and perform in accordance with the Bead Specifications or Luminex Instrument Specifications as applicable.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
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Should Luminex’s analysis fail to confirm the Beads and/or Luminex Instruments non-conformance, and should the Parties fail to otherwise resolve the dispute, the Parties shall submit the Beads and/or Luminex Instrument, or a representative sample thereof, along with a reference batch which has previously been shown by Luminex to conform to the respective Specifications, to a mutually acceptable independent laboratory and mutually agreeable interrogatories to be answered by such laboratory. The determination of the Beads and/or Luminex Instruments conformance or non-conformance to the Specifications by such independent laboratory shall be binding upon the Parties. Should the laboratory determine that the Beads and/or Luminex Instruments is conforming, TM shall pay all independent laboratory costs, as well as the agreed to price for Luminex Instruments and list price for Beads, and should such laboratory confirm that the Beads and/or Luminex Instruments is non-conforming, Luminex shall pay all independent laboratory costs and shipping costs and replace the Beads and/or Luminex Instruments with products that conform to the respective Specifications.

4.6  Pricing and Royalties.

(a) Bead Pricing. TM shall pay Luminex for Beads at the prices set forth in Exhibit E (the “Bead Prices”) for all Beads purchased by TM. In addition:

(i) Luminex may not increase the Bead Prices without TM’s prior written consent within the first two (2) years after the Effective Date; and

(ii) following the first two (2) years after the Effective Date, Luminex may increase the Bead Prices in its discretion upon written notice to TM by an aggregate annual increase equal to the annual calendar percentage change in the CPI plus two percent (2%) for each year throughout the remainder of the Term.

Notwithstanding the foregoing, Luminex may increase the Bead Pricing at any time to the extent of an increase in material costs or other production or manufacturing cost increase that can be substantiated by Luminex, but such increase in Bead Pricing shall not be more than such actual substantiated increase in Bead Pricing. Any such changes in the Bead Pricing shall be effective for all Beads ordered after notice is provided by Luminex.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

(b) Kit Royalties. TM shall pay to Luminex (*) of Net Sales (“Kit Royalties”).

(c) Luminex Instrument Pricing. TM shall pay Luminex for Luminex Instruments at the prices set forth in Exhibit D. Following the execution of the Agreement, the parties agree to negotiate upon mutually acceptable terms and conditions a purchase volume-based discount for Luminex Instrument prices.

(d) Installation of Luminex Instrument. Upon at least thirty (30) days prior written notice from TM, Luminex and/or a Luminex certified third party will perform on-site installation of Luminex Instruments at TM and/or End User locations. Beginning as of the date of execution hereof and for as long as this Agreement remains effective and as long as Luminex continues to perform installations of Luminex Instruments at End User locations, TM shall pay Luminex for such installations at a rate of (*) per installation in accordance with payment terms set forth in Section 4.16 below (“Installation Rate”). In addition:

(i) Luminex may not increase the Installation Rate without TM’s prior written consent within the first two years after the Effective Date; and

(ii) following the first two years after the Effective Date, Luminex may increase the Installation Rate in its discretion upon written notice to TM by an aggregate annual increase equal to the annual calendar percentage change in the CPI plus two (2) percent for each year throughout the remainder of the Term. Any such increase in the Installation Rate shall be effective for all installations ordered after expiration of the thirty (30) day notice period referenced in this Section.

(iii) Notwithstanding the foregoing, Luminex may increase the Installation Rate at any time to the extent of an increase in costs; provided that Luminex provides objective confirmation of such increases. Any such changes in the Installation Rate shall be effective for all installations ordered after notice is provided by Luminex.

4.7  Minimum Royalty Payments. TM agrees that it shall pay to Luminex the following minimum royalty payments each calendar year set forth below following the Effective Date (“Minimum Royalty Payments”):

Minimum Royalty Payments (per Calendar Year):
2006:	(*)
2007:	(*)
2008:	(*)
2009:	(*)
2010:	(*)
2011:	(*)
2012 and each Calendar Year thereafter:	(*)

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

For the avoidance of doubt, each annual period above is a Calendar Year.

All such Minimum Royalty Payments shall be due no later than thirty (30) days following the end of each annual period described in this Section 4.7. For avoidance of doubt, TM shall be permitted to pay Luminex the difference between actual Royalties paid in a particular year and the Minimum Royalty Payments set forth above but in no event shall such payment be greater than (*) of the Minimum Royalty Payment due in any annual period as set forth above. All payments hereunder shall be payable in U.S. Dollars (U.S.$) without deductions for taxes, fees or charges of any kind except as contemplated in Section 4.11. In the event TM fails to make payments hereunder equal to or in excess of the Minimum Royalty Payments set forth above for any annual period, Luminex shall be permitted to terminate this Agreement unless TM pays such amount within thirty (30) days. The Parties agree that TM shall be obligated to pay the amounts set forth in Section 4.8, even if Luminex terminates this Agreement pursuant to Section 8.3 or Section 8.4 below, except to the extent such termination is caused by a breach by Luminex.

4.8  Pricing of Products. TM may sell the Kits and Luminex Instruments to End Users who purchase other products and services of TM, and as result, a conflict of interest may arise. TM agrees that TM shall not (a) discount the Kits and/or Luminex Instruments or any portion thereof in order to achieve higher sales of, or a higher sales price or margin for, another product or service of TM to a greater degree than TM generally discounts the price of other products or services of TM to a third party; or (b) price, discount, bundle, market, promote or distribute Kits and Luminex Instruments in comparison with such other products or services marketed by TM.

4.9  Invoice. Luminex shall submit an invoice to TM upon shipment of Beads or Luminex Instruments ordered by TM hereunder. All invoices shall be sent to principal address of TM set forth above, or such other addresses as specified in the purchase order therefore, and each such invoice shall state the amounts due for Beads or Luminex Instruments in a given shipment, plus any reasonable amounts for insurance, taxes or other costs incident to the purchase or shipment initially paid by Luminex but to be borne by TM hereunder.

4.10  Reporting and Payment. Payment of the amounts due for Bead and Luminex Instrument purchases shall be made within thirty (30) days of TM’s receipt of an invoice therefor. Payment of the Kit Royalties shall be made within twenty (20) days after the end of each Quarter, and shall be accompanied by a written report stating the Net Sales of Kits generated in the prior Quarter, the total Kit Royalties due and all supporting data and calculations used by TM to compute Kit Royalties. In addition, TM shall provide Luminex with a quarterly report of estimated Net Sales within fifteen (15) days after the end of each Quarter; provided, however, that the failure to provide any such report shall not be deemed to be a breach of this Agreement. All payments hereunder shall be made in U.S. Dollars in the United States by direct bank transfer to an account designated in Luminex’s invoice, check or other form of payment acceptable to and approved in advance by Luminex. In the event that TM is unable to make such payments in the United States, due solely to its inability to export funds from a country of the Territory, TM shall notify Luminex immediately, and if so instructed by Luminex, deposit all monies due Luminex in an account of Luminex in a local bank of Luminex’s choice within such country. Any late payments shall bear interest at the rate of one percent (1.0%) per month or the highest rate permitted under applicable law, which ever is less, based on the number of days overdue.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

4.11  Taxes.

(a)  Any and all amounts payable hereunder do not include any government taxes (including sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Beads or the Luminex Instruments (other than taxes on the net income of Luminex), and TM shall bear all such taxes and duties. When Luminex has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to, and separately stated on, TM’s invoice and paid by TM, unless TM provides Luminex with a valid tax exemption certificate authorized by the appropriate taxing authority.

(b)  All payments by TM specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes, which are otherwise imposed on payments to Luminex shall be the sole responsibility of TM. TM shall provide Luminex with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Luminex to establish that such taxes have been paid. TM shall submit proof to Luminex of payment of the withholding taxes within a reasonable period of time. TM shall use commercially reasonable efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as much as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries, and Luminex shall reasonably cooperate with such efforts.

4.12  Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported by The Wall Street Journal (New York Edition) for the last Business Day of the calendar month to which such payment pertains.

4.13  Records; Inspection. TM shall keep complete, true and accurate books of accounts and records for the purpose of determining the amounts payable under this Article 4 for at least three (3) years following the end of the Quarter to which they pertain. Such books and records will be open for inspection during such three (3) year period by an independent auditor, chosen by Luminex and reasonably acceptable to TM, at TM’s site for the purpose of verifying the amounts payable by TM under this Article 4 and verifying compliance with Section 2.1. Such on-site inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice, except that in the event of a noncompliance, additional quarterly inspections may be made until the noncompliance has been fully remediated. Inspections conducted under this Section 4.16 shall be at the expense of Luminex, unless a variation or error producing an underpayment in amounts payable exceeding three percent (3%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all reasonable fees and costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by TM, together with interest as specified in Section 4.13. The Parties will endeavor to minimize disruption of TM’s normal business activities to the extent reasonably practicable.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

4.14  Luminex Product Life Cycle Management. In the event that Luminex decides to discontinue production of any Luminex Instruments and/or Beads, as set forth in Exhibit D and Exhibit E ("Discontinued Luminex Products") Luminex shall provide TM with:

(a)  in connection with the discontinuation of a Luminex Instrument where such discontinuation would not impact any of TM’s FDA approvals, at least six (6) months written notice prior to the later of (i) the end of sale date and (ii) the last day the discontinued Luminex Instrument can be ordered;

(b)  in connection with the discontinuation of a Luminex Instrument where such discontinuation would impact any of TM’s FDA approvals, at least nine (9) months written notice prior to the later of (i) the end of sale date and (ii) the last day the discontinued Luminex Instrument can be ordered;

(c)  in connection with the discontinuation of Luminex Beads where such discontinuation would not impact any of TM’s FDA approvals, at least nine (9) months written notice prior to the later of (i) the end of sale date and (ii) the last day the affected Beads can be ordered;

(d)  in connection with the discontinuation of Luminex Beads where such discontinuation would impact any of TM’s FDA approvals, at least twelve (12) months written notice prior to the later of (i) the end of sale date and (ii) the last day the affected Beads can be ordered;

(e)  the ability to make a final purchase of such Discontinued Luminex Products at the end of the applicable notice period before Luminex ceases production of such Discontinued Luminex Products, provided that TM must take delivery of all such Discontinued Luminex Products within ninety (90) days of the date of the final purchase order unless an extension is agreed to in writing by Luminex. Such final purchase shall not be subject to any of the quantity restrictions described in Section 4.1 or otherwise contained herein; and

(f)  Luminex shall continue to (i) supply field service spare parts and service support for a discontinued Luminex Instrument for a period of five (5) years from the effective date of discontinuance and (ii) provide technical support assistance for a period of five (5) years from the effective date of discontinuance for a Luminex Instrument.

ARTICLE 5
EXCLUSIVITY OF EFFORTS AND COMPLIANCE WITH LAWS

5.1  Exclusivity of Efforts. To avoid conflicts of interest, TM and its Affiliates will not manufacture, market, sell or otherwise distribute any materials, technologies or products, other than Luminex Instruments and Kits that are used in performing multiplexed bead assays. For avoidance of doubt, this Section 5.1 shall not prohibit TM from engaging in development activities, including contingency planning, with materials, technologies and products that are not Luminex Instruments and/or Beads for evaluation purposes only.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

5.2  Compliance with Laws. TM shall prepare and distribute Kits and Luminex Instruments in accordance with all federal, local, and foreign laws and regulations pertaining thereto and shall be responsible for securing and maintaining required regulatory approvals at TM’s expense. TM shall be responsible for complying with all directives, laws, rules and regulations relating to the performance of its obligations and exercise of TM’s rights hereunder, including regulatory reporting regulations. Luminex shall be responsible for complying with all directives, laws, rules and regulations relating to the performance of its obligations and exercise of Luminex’s rights hereunder, including any recalls of Luminex Instruments. Each Party shall reasonably co-operate with the other Party in connection with the foregoing. TM agrees to cooperate with Luminex, including providing required documentation, in order to obtain export licenses or exemptions therefrom for the Luminex Instrument. TM warrants that it will comply with applicable laws and regulations governing imports and exports in effect from time to time. TM shall be responsible for maintaining records of and responding to all complaints regarding the Luminex Instrument and Kits. TM shall provide Luminex with written notice of all complaints related to Luminex Instrument.

ARTICLE 6
MAINTENANCE, SUPPORT AND TRAINING

6.1  Maintenance and Support. Luminex and/or a Luminex certified third party will provide front line support and maintenance for Luminex Instruments to End Users during the Warranty Period. Following the expiration of such Warranty Period, Luminex and/or a Luminex certified third party shall provide support and maintenance for End Users that execute Luminex’s standard maintenance agreement. In the event that an End User does not execute Luminex’s standard maintenance agreement, TM may execute such standard maintenance agreement on behalf of such End User. TM shall be exclusively responsible for providing all maintenance and technical support required for the Kits.

6.2  Training. At TM’s request or an End User’s request, Luminex will provide either (i) an instructor-led then current introductory training course in use of the Luminex Instrument to End User purchasers of the Luminex Instrument, including lunch and study materials, at Luminex’s facilities in Austin, Texas or (ii) comparable internet-based introductory training courses in the use of the Luminex Instrument. Such training shall only be provided by Luminex within three (3) months of installation of each Luminex Instrument at an End User’s site. TM shall be solely responsible for all lodging and travel expenses of End Users. For each Luminex Instrument purchased, such training course will be provided free of charge to one individual. The cost for each additional person attending the training will be Luminex’s standard charge for such training. Additional training courses may be offered by Luminex to TM or End Users under mutually agreed upon terms and conditions by the Parties.

6.3  Additional Training Courses. At TM’s request, Luminex shall, at its sole discretion, provide additional training courses to TM, its Affiliates, its subsidiaries, its Subdistributors, other third parties and End User purchasers of the Luminex Instrument.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1  Limited Product Warranty. Luminex warrants to TM and each of its Affiliates that until the earlier of (a) one (1) year from delivery to an End User, or fifteen (15) months from delivery to TM (the “Warranty Period”), the Beads and Luminex Instrument (each a “Product”) will conform to and perform in accordance with the Bead Specifications and the Luminex Instrument Specifications, subject to use in accordance with documentation provided by Luminex that accompanies such Product or as authorized by Luminex under this Agreement or otherwise, including but not limited to the instructions-for-use. This warranty will not apply in the event that the failure of the Product to conform to and perform in accordance with the applicable specifications (a “Nonconformity”) was caused by unusual physical or electrical stress, misuse, neglect, improper alteration, improper installation, unauthorized repair or improper testing by a person other than Luminex or its authorized agents, representatives or subcontractors. The warranty provided herein specifically excludes any software or hardware not provided by or on behalf of Luminex. Subject to Article 11 and Luminex’s warranty return policies for Products set forth in Section 7.2, Luminex’s sole liability and TM’s exclusive remedy for breach of the foregoing warranty, shall be, at Luminex’s option, repair or replacement of the Product with a Product that conforms with the Bead Specifications or Luminex Instrument Specifications, as applicable.

7.2  Warranty Return Policies. In the event that a Product contains a Nonconformity, during the Warranty Period: (i) TM shall notify Luminex in a timely manner (after becoming aware of the same) in writing that such Product contained a Nonconformity and shall furnish a detailed explanation of any alleged Nonconformity; and (ii) at Luminex’s option and election, TM shall return such nonconforming Product to Luminex F.O.B. (U.C.C.) Luminex’s manufacturing facility (subject to the following sentence) or destroy such nonconforming Product and provide Luminex with written certification of such destruction. The cost of shipping and handling will be reimbursed by Luminex where the Product is determined to have had a Nonconformity. Except as expressly provided in this Section 7.2, TM shall not have the right to return a nonconforming Product to Luminex without Luminex’s prior written consent.

7.3  No Contrary Representations. TM agrees not to represent the Beads or Luminex Instrument in a manner that is inconsistent with the Bead Specifications and Luminex Instrument Specifications, respectively, or otherwise misrepresent the Beads or Luminex Instrument.

7.4  Exclusivity of Warranty. EXCEPT AS EXPRESSLY PROVIDED IN HEREIN, LUMINEX MAKES NO WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND LUMINEX SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
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ARTICLE 8
TERM AND TERMINATION

8.1  Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect for a period of seven (7) years after the Effective Date of this Agreement, unless earlier terminated in accordance with this Article 8 (“Initial Term”). This Agreement shall be automatically extended for additional one (1) year terms up to three (3) renewal terms unless either Party notifies the other Party in writing of its intent not to extend the term of this Agreement, such notification to be provided no less than ninety (90) days prior to the end of the then current term of this Agreement. Subject to the foregoing, as a condition to any renewal term, TM must have satisfied the Minimum Annual Royalty Payments (*) during the previous Calendar Year. Upon expiration, the Parties may agree in writing to renew this Agreement, which shall include, at a minimum, new Minimum Royalty Payments.

8.2  Termination for Failure to Commercialize a Kit within a Field. If TM fails to meet all the terms and conditions of Section 2.2 regarding commercialization in Field Two, then Luminex, at its sole discretion, may terminate the license to Field Two by providing TM with sixty (60) days prior written notice of its intent to terminate. The license to Field Two granted herein shall terminate upon the expiration of such sixty (60) day notice period unless TM complies with Section 2.2 during such termination notice period.

8.3  Termination for Failure to Commercialize within the Territory. If TM fails to meet any of the terms and conditions of Section 2.3 regarding commercialization of a Kit within a Field in the specified countries, then Luminex, at its sole discretion, may terminate the grant for such Field within the country or countries in which TM failed to meet the Section 2.3 conditions by providing TM sixty (60) days prior written notice of its intent to terminate, The license to the applicable Field in the applicable country or countries granted herein shall terminate upon the expiration of such sixty (60) day notice period unless TM complies with the commercialization obligations with respect to the applicable Field and country (or countries) during such termination notice period.

8.4  Termination for Breach. This Agreement may be terminated by either Party by written notice of termination:

(a)  effective immediately (i) if the other Party breaches any of the following provisions of this Agreement and fails to remedy the breach within sixty (60) days after being given written notice thereof stating the non-breaching Party’s intent to terminate: Article 2, Article 3, Section 4.10, 5.2, 7.3, Article 9 and Article 10;

(b)  following a good faith attempt to settle the dispute in accordance with Section 12.16, if the other Party breaches any material term or condition of this Agreement other than those specified in the preceding paragraph and fails to remedy the breach within sixty (60) days after being given written notice thereof stating the non-breaching Party’s intent to terminate, provided, however, that termination under this Section 8.4 shall not relieve TM of its payment obligations under this Agreement, except to the extent such failure is caused by a breach by Luminex.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

8.5  Effect of Termination. In the event of termination of this Agreement, TM may at TM’s option (i)  sell Luminex Instruments and Kits existing in its inventory and Kits that in the process of being manufactured as of the effective date of termination of this Agreement (provided that the applicable Kit Royalties are paid to Luminex) or (ii) in the event of a termination not caused by TM’s breach, return to Luminex unsold Luminex Instruments existing in TM’s inventory as of the effective date of termination of this Agreement for a refund of the purchase price less a re-stocking fee of twenty percent (20%) therefore; provided, that such Luminex Instruments have not been contained in TM’s inventory for more than one (1) year prior to the return date.

8.6  Return of Materials. Within thirty (30) days after the effective date of termination of this Agreement, each Party shall at the other Party’s option destroy the other Party’s Confidential Information in its possession, and provide written certification of such destruction, or prepare such Confidential Information for shipment to Luminex or its designee, as such Party may direct, at such Party’s expense. Neither Party shall make or retain any copies of any Luminex Confidential Information which may have been entrusted to it except for one (1) archival copy which shall be securely stored and as to which each Party’s confidentiality obligations under Article 10 shall continue in full force and effect.

8.7  Survival. It is understood that termination of this Agreement shall not relieve a Party from any liability which, at the time of such termination, has already accrued to the other Party. The provisions of Article 1 (to the extent referenced in the following sections), Article 3, and Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.9, 4.10, 4.11 shall survive during the period during which TM has a continuing right to sell Kits and/or Luminex Systems pursuant to Section 8.5 after expiration or termination of this Agreement. In addition, the following provisions shall survive any expiration or termination of this Agreement: Articles 5, 7, 10, 11 and 12, and Sections 3.2, 3.5, 4.11, 4.13, 8.5, 8.6 and 8.7. Except as otherwise expressly provided in this Article 8, all other rights and obligations of the Parties shall terminate upon termination of this Agreement.

ARTICLE 9
LUMINEX TRADEMARKS

9.1  Trademarks.

(a)  Subject to the provisions of this Article 9, during the term of this Agreement, TM shall have the right to advertise the Beads and Luminex Instrument under the trademarks, marks, and trade names of Luminex set forth in Exhibit F, as same may be amended in writing by Luminex from time to time (“Luminex’s Trademarks”). TM shall not modify Luminex’s branding of Luminex Instruments. TM shall fully comply with the restrictions set forth below and Luminex’s Trademark Usage Guidelines attached hereto as Exhibit G concerning the use of Luminex’s Trademarks (“Trademark Usage Guidelines”). Luminex shall have the right to change such Trademark Usage Guidelines on thirty (30) days advance written notice to TM. After such thirty (30) day period, TM shall be obligated to use the updated End User License and Terms and Conditions in Luminex Instruments and the newly manufactured batches of Kits. All representations of Luminex’s Trademarks that TM intends to use shall first be submitted to Luminex for confirmation that such use would comply with Luminex’s trademark usage guidelines (which confirmation shall be deemed given if Luminex does not respond within sixty (60) Business Days of such submission) of design, color and other details, or shall be exact copies of those used by Luminex. Luminex may modify any Luminex Trademarks, or substitute an alternative mark for any Luminex Trademark, upon sixty (60) days prior notice to TM.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

(b)  Notwithstanding the foregoing: (i) TM and its Affiliates may brand the Kits with their trademarks (the “TM Trademarks”); and (ii) TM and its Affiliates may co-brand the Luminex Instruments with the TM Trademarks and with the Luminex Trademarks. For avoidance of doubt, all Kits developed and/or manufactured by TM shall be solely branded by TM and shall not include a brand of any third party with the exception of Luminex.

(c)  TM agrees that each Kit’s packaging shall contain a notice describing Luminex’s rights in and to the Beads;

(d)  Luminex acknowledges and agrees that as part of any co-branding of the Luminex Instruments, the TM Trademarks on the Luminex Instruments shall be in accordance with the Trademark Usage Guidelines in Exhibit G.

9.2 Use. TM shall not alter or remove any of Luminex’s Trademarks affixed to or otherwise contained on or within the Luminex Instruments or the packaging or documentation therefore. All uses of Luminex’s Trademarks will inure solely to Luminex, TM shall obtain no rights with respect to any of Luminex’s Trademarks, other than as expressly set forth herein, and TM irrevocably assigns to Luminex all such right, title and interest, if any, in any of Luminex’s Trademarks. At no time during or after the term of this Agreement may TM challenge or assist others to challenge Luminex’s Trademarks (except to the extent expressly required by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to Luminex’s Trademarks. Luminex and TM shall enter into registered user agreements with respect to the Luminex’s Trademarks pursuant to applicable trademark law requirements worldwide.

ARTICLE 10
CONFIDENTIALITY

10.1  Non-Disclosure. Each Party shall (a) keep completely confidential and will not publish or otherwise disclose the Confidential Information of the other Party (except to its Affiliates, employees, agents or consultants having a need to know) and (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement or otherwise authorized in writing by the Disclosing Party. Without limiting the foregoing, each Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information to ensure that its Affiliates, employees, agents and consultants do not disclose or make unauthorized use of the Confidential Information, but in no event less than reasonable care. All Confidential Information shall be subject to this Article 10 for a period of three (3) years from the date of disclosure by the Disclosing Party. The terms and conditions of this Agreement shall be considered Confidential Information.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

10.2  Publicity. Each Party shall obtain the prior written consent of the other Party prior to making any press release regarding the relationship set forth in this Agreement, including any future product developments. Once a Party has obtained the other Party’s written consent to issue any press release or other public disclosure, the Party may subsequently release or issue such approved information without the need to obtain additional approval from the other Party for each such subsequent use. Notwithstanding the foregoing, Luminex or TM shall be permitted to disclose any details regarding this relationship to the extent required by law.

10.3  Filing of Agreement. In the event that a Party is required by applicable law or regulation, or the terms of any listing agreement to file this Agreement with any governmental agency or in any other public forum, such Party shall use its best efforts to redact from such filing the economic terms contained in this Agreement and such other terms as the other Party may reasonably request.

10.4  Exceptions. Notwithstanding Section 10.1, neither Party shall have liability to the other with regard to any Confidential Information that it discloses due to a legal requirement provided, that the Recipient Party shall provide reasonable advance notice to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.

ARTICLE 11
INDEMNIFICATION

11.1  Luminex Indemnity. Subject to the requirements of this Section 11.1 and Section 11.2, Luminex shall defend and/or settle, indemnify and hold harmless TM, its Affiliates or any of their respective officers, directors, shareholders, employees, agents or contractors from all costs, expenses and damages (including reasonable attorneys’ fees, legal expenses and court costs) (collectively, the “Losses”) resulting from or in connection with any claim, complaint, suit, allegation, proceeding or cause of action (each a “Claim”) by a third party for infringement of any third party intellectual property right (including copyright, trademark, or patent) by the Luminex Instruments or Beads, as delivered by Luminex hereunder; or as modified by Luminex or its authorized agents, representatives or subcontractors (including TM) (provided, in the case of such agents, representative and subcontractors only if the modifications were expressly authorized by Luminex). Luminex shall pay all Losses finally awarded against TM, its Affiliates or any of their respective officers, directors, shareholders, employees, agents or contractors, resulting from a settlement, or otherwise incurred in connection with the Claim (whether or not a final settlement is rendered or a judgment or award is granted and whether or not TM or any of its officers, directors, shareholders, employees, agents or contractors is named party to the Claim). Notwithstanding the provisions of this Section 11.1, Luminex will not have any obligation under this Article 11 to the extent a Claim for infringement is based upon and is attributed to: (i) a Luminex Instrument that was modified by TM, its Affiliates or a third party other than Luminex or its authorized agents, representatives or subcontractors; (ii) modifications to the Luminex Instrument or any portion thereof by a third party other than Luminex, its agents, representatives or subcontractors (provided, in the case of such agents, representatives, and subcontractors that the modifications were expressly authorized by Luminex) if such infringement would have been avoided by use of the Luminex Instrument as provided by Luminex; (iii) use of the Luminex Instrument or any portion thereof by TM in applications or for purposes other than for which the same was authorized by Luminex or intended within the Fields; or (iv) completed products or equipment or any assembly, combination, method or process in which the Luminex Instrument and Beads are used by TM, to the extent the infringement would not have resulted if the Luminex Instrument were used alone. In respect of any Claim for which TM seeks indemnification hereunder, TM shall: (i) promptly notify Luminex of such Claim, (ii) provide Luminex with sole control over the defense and/or settlement thereof and (iii) at Luminex’s request and expense, provide full relevant information (subject to any of TM’s confidentiality obligations) and reasonable assistance to Luminex with respect to such Claims.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

11.2  Alternatives. If the Beads or Luminex Instruments or any portion thereof are or in Luminex’s reasonable judgment may become, the subject of any Claim of infringement of third party intellectual property rights, or if a court determines that the Beads or Luminex Instruments or any portion thereof infringes any third party intellectual property rights, Luminex, at its option and expense, may: (i) procure for TM the right under such third party intellectual property rights to use the Beads or Luminex Instruments in accordance with the terms and conditions of this Agreement, (ii) replace the infringing portion of the Luminex Instruments or Beads so replaced, (iii) modify the Luminex Instrument or Beads to make the same noninfringing without impairing its functionality or (iv) in the event that (i), (ii) or (iii) are not commercially practicable in Luminex’s judgment, require that TM remove the Luminex Instruments and/or Beads or any portion thereof from use, in which event Luminex may terminate this Agreement by written notice to TM; provided, however, that Luminex repays TM any out-of-pocket costs incurred by TM in connection with the manufacture by TM of any Kits completed or under manufacture by TM and in its possession as of the effective date of such termination. The exercise by Luminex of its rights under this Section 11.2 shall not relieve Luminex of its obligations to indemnify TM under Section 11.1 or 11.4 for any Claims brought by third parties prior to the exercise of such rights.

11.3  TM Indemnity. Subject to the provisions of this Section 11.3, TM hereby agrees to defend and/or settle any and all Claims brought against Luminex and pay any Losses with respect to such Claims to the extent that they resulted from TM’s manufacture, development, use, misuse, handling, storage, sale or other disposition of Tests or Kits. Without limiting the generality of the foregoing, TM shall not be obligated to provide such indemnification to the extent the Claims result from a failure of a Luminex Instrument (as delivered to TM or as modified by Luminex or any of its authorized representatives, agents or authorized subcontractors) to meet the Luminex Instrument Specifications or of a Bead to meet the Bead Specifications from any act or omission of Luminex or any of its agents, representatives or authorized subcontractors. In respect of any Claim for which Luminex seeks indemnification hereunder, Luminex shall: (i) promptly notify TM of such Claim; (ii) provide TM with sole control over the defense and/or settlement thereof; and (iii) at TM’s request and expense, provide full information and reasonable assistance to TM with respect to such Claims.

11.4  (*)

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

ARTICLE 12
MISCELLANEOUS

12.1  Force Majeure. Except in connection with payment obligations, neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war may be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable

12.2  Assignment.

(a)  TM’s rights and obligations under this Agreement may not be assigned or otherwise transferred to a third party, including any change of control of TM, without the prior written consent of Luminex, which may be provided in Luminex’s sole discretion, except that TM shall be permitted to assign this Agreement to an Affiliate as a result of an internal reorganization upon written notice to Luminex. Luminex may assign or otherwise transfer its rights and obligations under this Agreement without TM’s prior consent in the event of a change of control of Luminex, or the sale of substantially all of the assets related hereto. Any assignment or any attempted assignment by either Party in violation of this Section 12.3 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns. In the event that Luminex grants written permission to TM for TM to assign or transfer the rights and obligations under a definitive agreement to a third party, (*) (“Assignment Fee”), provided that TM shall not be obligated to pay such Assignment Fee in the event TM assigns this Agreement to an Affiliate as a result of an internal reorganization.

(b)  The restrictions in Section 12.2(a) shall not apply in the context of an assignment (i) of the licenses granted herein if the assignee already has a pre-existing license with Luminex to Field One.

12.3  Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered by certified mail or by confirmed facsimile to the other Party at its address indicated below (or to such other address as a Party may specify by notice hereunder).

If to Luminex:	Luminex Corporation 12212 Technology Boulevard Austin, Texas 78727 Attention: General Counsel Fax: (512) 219-6325

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

If to TM:	TM Bioscience Corporation 439 University Avenue Suite 2000Toronto, Ontario M5G 1Y8 Attention: Jeremy Bridge-CookFax: (416) 593-1066
12.4  Limitation of Liability.

(a)  Except as otherwise expressly provided herein, Luminex’s liability arising out of this Agreement and/or the sale of Beads, Luminex Instruments or portions thereof shall be limited to the aggregate amounts paid by TM to Luminex for the Beads and Luminex Instruments under this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THE LIMITATIONS IN THIS SECTION 12.4 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. NOTWITHSTANDING THE FOREGOING, THE LIMITATION SHALL NOT APPLY TO (I) ANY DAMAGES THAT MAY RESULT FROM THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT; (II) ANY DAMAGES THAT MAY RESULT FROM THE BREACH OF ARTICLE 9; OR (III) LIABILITY ARISING UNDER SECTION 11.3 HEREUNDER.

(b)  Upon Termination. In the event of termination by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Luminex or TM. Termination shall not, however, relieve either Party of obligations or liabilities incurred prior to the termination, including damages suffered by a Party as a result of a breach of this Agreement by the other Party.

12.5  Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with Luminex’s established corporate policies regarding foreign business practices, TM and its employees and agents shall not directly or indirectly make any offer, payment, or promise to pay; authorize payment; nor offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing any act or decision of an official of any foreign government or the United States Government (including a decision not to act) or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist Luminex in obtaining, retaining or directing any such business.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

12.6  Export Control. TM further understands and acknowledges that Luminex is subject to regulation by agencies of the United States, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Luminex to provide the Beads or Luminex Instrument, as well as any other technical information or assistance shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. TM agrees to cooperate with Luminex, including providing required documentation, in order to obtain export licenses or exemptions therefrom. TM warrants that it will comply with the U.S. Export Administration Regulations and other laws and regulations governing exports in effect from time to time. TM further agrees not to provide Kits, Beads or Luminex Instruments to any organization, public or private, which engages in the research or production of military devices, armaments, or any instruments of warfare, including biological, chemical and nuclear warfare.

12.7  Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

12.8  Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

12.9  Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to reflect the intent of the Parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.

12.10  Advice of Counsel. TM and Luminex have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

12.11  Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party: (i) deliver to Luminex such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for it to obtain the full benefits of this Agreement and the transactions contemplated hereby.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

12.12  Independent Contractors. The relationship of TM and Luminex established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between TM and Luminex. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

12.13  Entire Agreement. The terms and provisions contained in the Agreement, including the Schedules hereto, constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties. The Parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, End User License, Terms and Conditions, sales acknowledgment, invoice, packing slip, confirmation or any other document issued by either Party affecting the sale of Beads or Luminex Instruments. No agreement or understanding varying or extending this Agreement shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective Parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

12.14  Representations and Warranties. The parties represent and warrant to one another, that as of the Effective Date:

(i) this Agreement has been duly executed and delivered by it and constitutes legal, valid and binding obligations enforceable against it in accordance with its terms;

(ii) no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby;

(iii) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

12.15  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument

12.16  Applicable Law and Dispute Resolution.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without reference to any rules of conflict of laws.

(b)  The Parties expressly exclude the application of the United Nations Convention for the International Sale of Goods.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

(i)  (c) If the Parties are unable to settle the matter between themselves within forty-five (45) days (other than a dispute regarding Confidential Information or Patent Rights), either Party may initiate meditation upon written notice to the other Party. If the Parties have not reached a settlement within forty-five (45) days of the initiation of the meditation, then either Party may initiate legal action or request dispute resolution, both in its discretion.

12.17  TM Responsibility for Affiliates. TM shall be responsible for ensuring that its Affiliates comply with all terms and conditions of this Agreement and shall defend, indemnify and hold harmless Luminex, its Affiliates and their respective officers, directors, shareholders, agents and employees against any and all Losses arising or resulting from any material breach by any Affiliate of any such term or condition.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

TM BIOSCIENCE CORPORATION	LUMINEX CORPORATION
By: _______________________________	By: _______________________________
Name:	Name: Russell W. Bradley
Title:	Title: Vice President, Business Development

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT A

SPECIFICATIONS

BEAD SPECIFICATIONS

LUMINEX INSTRUMENT CARBOXYLATED MULTI-ANALYTE MICROSPHERE

Description
Medium   purified water + 0.01% Merthiolate
Polymer   polystyrene, crosslinked
Fluorochromes  varying concentrations of internally incorporated proprietary fluorochromes
Density   1.05 g/ml
Mean Diameter  5.6 µm
Surface Functional
Group   -COOH

Specification
General
Appearance	Homogenous suspension or settled layer with clear solution

Concentration	12.5E+6 + 12%
Physical
Mean Diameter/Size	5.6 µm -+ 0.2 µm
Diameter CV	<5%

LUMINEX 200 SYSTEM SPECIFICATIONS

Optics
Reporter laser: 532nm, nominal output 10-15 mW, maximum ≤ 500 mW, frequency doubled diode; mode of operation, continuous wave (CW)
Classification laser: 635 nm, 9.1 mW ± 6% nominal, maximum output 25mW, diode; mode of operation, continuous wave (CW)
Reporter detector: Photomultiplier tube, detection bandwidth of 565- 585 nm
Classification detector: Avalanche photo diode with temperature compensation
Doublet discrimination detector: Avalanche photo diode with temperature compensation

Fluorescence Wavelengths
Reporter 1 (RP1): 575nm
Bandwidth 20nm

Optical Design Elements
Avalanche photodiodes in red and infrared
PMT for best sensitivity in RP1 wavelengths
Square quartz cuvette
Outside - 2mm x 2mm
Inside - 200µm x 200µm
DSP based waveform analysis for maximum sensitivity

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
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Fluidics
20µl to 200µl sample uptake volume via sample loop
Integral pneumatic Z axis
Fixed sample injection rate on syringe pump: 60 µl/min
Sample core: 15-20 µm core @ 60 µL/min default
Sheath flow rate: 90 µl/sec±5
On-board sheath fluid pressure pump
External sheath/waste containers

96 Well Microtiter Plates
Compatible with standard plates no thicker than 0.75 inches (19mm)

Electrical
LX200 Power: 100 - 120 V~ ±10%, and 200-240 V~ ±10%, 1.4 Amps, 47-63 Hz
XY Platform Power: 100-240 V~ ±10%,, 1.8 Amps, 47-63 Hz
SDS Power: 100-240 V~ ±10%,, 1.4 Amps, 47-63 Hz

Communications Interface (Luminex XY Platform)
RS-232

Software Features
Microsoft® Windows® XP Pro SP2 operating system
Real-time data acquisition and display
Instrument calibration and control
Data Export to CSV or FCS 2.0

Controller Hardware
Personal computer with 17” flat panel monitor
41 cm (W) x 43 cm (D) x 53 cm (H) (approx.)
16 inches (W) x 17 inches (D) x 21 inches (H) (approx.)
PC Power: 115 - 230 V~, 5.0/2.5 Amps, 50-60Hz
Monitor Power: 100 - 240 V~, 2 Amps, 50-60Hz

Instrumentation Physical Dimensions
LX200:
43 cm (W) x 50.5 cm (D) x 24.5 cm (H)
17 inches (W) x 20 inches (D) x 9.5 inches (H)
Weight: 25 kg (60 lbs.)

XYP:
44 cm (W) x 60 cm (D) x 8 cm (H) (approx.)
17.25” (W) x 23.5” (D) x 3” (H) (approx.)
Weight: 15 kg (33 lbs.)

SDS:
20 cm (w) x 30 cm (D) x 24.75 cm (H)
8” (W) x 11.75” (D) x 9.75” (H)
Weight: 9 kg (20 lbs.)

Operating Environment
Operating temperature 15°C to 30°C (59° to 86° F),
Humidity: 20% - 80% relative humidity non condensing
Altitude: up to 2400 m (7874 ft) above mean sea level.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT B

END USER LICENSES

Label/Sticker for Luminex Instrument:

By opening the packaging containing this unit of Luminex instrumentation or using this unit of Luminex Instrument in any manner, you are consenting and agreeing to be bound by the following terms and conditions and the terms and conditions set forth in the End User License Agreement for the Luminex software included with this unit. You are also agreeing that all such terms and conditions constitute a legally valid and binding contract that is enforceable against you. If you do not agree to all of such terms and conditions, you must promptly return this unit of Luminex instrumentation for a full refund prior to using it in any manner.

No rights or licenses under any of Luminex Corporation's ("Luminex") patents are granted by or shall be implied from the sale of this unit of Luminex Instrument or license of Luminex software to you, the purchaser, and you do not receive any right under Luminex's patent rights by virtue of your purchase of Luminex Instrument or license of Luminex software. You agree that the Luminex Instrument and Luminex software are sold only for use with fluorescently labeled microsphere beads authorized by Luminex and you may obtain a royalty-free license under Luminex’s patents, if any, to use this unit of Luminex Instrument with fluorescently labeled microsphere beads authorized by Luminex by purchasing beads authorized by Luminex and registering this unit of Luminex Instrument with Luminex dealer, in accordance with the instructions accompanying the Luminex Instrument. You agree not to reverse engineer the Luminex Instrument or any such beads.

Label License/Sticker for Kit:

By opening the packaging containing this Kit (which contains fluorescently labeled microsphere beads authorized by Luminex Corporation) or using this Kit in any manner, you are consenting and agreeing to be bound by the following terms and conditions. You are also agreeing that the following terms and conditions constitute a legally valid and binding contract that is enforceable against you. If you do not agree to all of the terms and conditions set forth below, you must promptly return this Kit for a full refund prior to using it in any manner.

You, the customer, acquire the right under Luminex Corporation's patent rights, if any, to use this Kit or any portion of this Kit, including without limitation the microsphere beads contained herein, only with Luminex Corporation’s laser based fluorescent analytical test instrumentation marketed under the name Luminex Instrument.

License Agreement for Luminex Instrument Software:

By opening the packaging containing a unit of Luminex Instrument or using such unit in any manner, you are consenting and agreeing to be bound by the terms and conditions set forth in the following End-User License Agreement (EULA). You are also agreeing that the EULA constitutes a legally valid and binding contract that is enforceable against you. If you do not agree to all of the terms and conditions in the EULA, you must promptly return the related unit of Luminex Instrument for a full refund prior to using it in any manner.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

End-User License Agreement (EULA) for Luminex® Software

This Luminex End-User License Agreement (“EULA”) is a legal agreement between you (either an individual or a single entity, also referred herein as “you”) the end-user and Luminex Corporation (“Luminex”) regarding the use of the Luminex software product provided to you above, which includes computer software and online or electronic documentation and may include associated media and printed materials (if any) (“SOFTWARE PRODUCT” or “SOFTWARE”).

The SOFTWARE PRODUCT is protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties. The SOFTWARE PRODUCT is licensed, not sold.

1.
GRANT OF LICENSE. Subject to the terms and conditions of this EULA, Luminex hereby grants to you a nonexclusive, nontransferable, nonassignable license (without right to sublicense) under Luminex’s copyrights and trade secrets to use the SOFTWARE PRODUCT on a hardware platform purchased from Luminex pursuant to Luminex’s terms and conditions of sale. You may make one (1) copy of the SOFTWARE PRODUCT for backup or archival purposes only. Although no rights or licenses under any of Luminex's patents are granted by or shall be implied from the license of the SOFTWARE or the sale of Luminex instrumentation to you, the purchaser, you may obtain a license under Luminex’s patents, if any, to use this unit of Luminex instrumentation with fluorescently labeled microsphere beads autho-rized by Luminex by purchasing such beads from Luminex or an authorized Luminex reseller.

2.	RESTRICTIONS.
•	You must maintain all proprietary notices on all copies of the SOFTWARE PRODUCT.
•	You may not distribute copies of the SOFTWARE PRODUCT to third parties.
•	You may not reverse-engineer, decompile, disassemble, or otherwise attempt to derive source code from the SOFTWARE PRODUCT.
•	You may not copy (other than one backup or archival copy), distribute, sublicense, rent, lease, transfer or grant any rights in or to all or any portion of the SOFTWARE PRODUCT.
•	You must comply with all applicable laws regarding the use of the SOFTWARE PRODUCT.
•	You may not modify or prepare derivative works of the SOFTWARE PRODUCT.
•	You may not use the SOFTWARE PRODUCT in a computer-based service business or publicly display visual output of the SOFTWARE PRODUCT.
•	You may not transmit the SOFTWARE PRODUCT over a network, by telephone, or electroni-cally by any means.

3.
TERM AND TERMINATION. Your rights under this EULA are effective until termination. You may terminate this EULA at any time by destroying the SOFTWARE PRODUCT, including all computer programs and documentation, and erasing any copies residing on your computer equipment. Luminex may terminate this EULA upon thirty (30) days written notice to you. Your rights under this EULA automatically terminate without further action on the part of Luminex if you do not comply with any of the terms or conditions of this EULA. Upon any termination of this EULA, you agree to destroy the SOFTWARE PRODUCT and erase any copies residing on your computer equipment.

4.
RIGHTS IN SOFTWARE. All rights and title in and to the SOFTWARE PRODUCT and any copies thereof are owned by Luminex or its suppliers. This EULA is not a sale and does not transfer to you any title or ownership interest in or to the SOFTWARE or any patent, copyright, trade secret, trade name, trademark or other intellectual property right therein. You shall not remove, alter, or obscure any propri-etary notices contained on or within the SOFTWARE and shall reproduce such notices on any back-up copy of the SOFTWARE. All title and intellectual property rights in and to the content which may be accessed through use of the SOFTWARE PRODUCT is the property of the respective content owner and may be protected by applicable copyright or other intellectual property laws and treaties. This EULA grants you no rights to use such content.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

5. EXPORT RESTRICTIONS. You agree that you will not export or re-export the SOFTWARE PRODUCT to any country, person, entity, or end-user subject to U.S.A. export restrictions. You hereby warrant no state or federal agency has suspended, revoked, or denied your export privileges.

6.
NO WARRANTY. THE SOFTWARE PRODUCT IS LICENSED “AS IS.” ANY USE OF THE SOFTWARE PRODUCT IS AT YOUR OWN RISK. THE SOFTWARE PRODUCT IS PROVIDED FOR USE ONLY WITH LUMINEX PRODUCTS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LUMINEX AND ITS SUPPLIERS DISCLAIM ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

7.
LIMITATION OF LIABILITY. IN NO EVENT SHALL LUMINEX OR ITS SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARIS-ING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE PRODUCT, EVEN IF LUMINEX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

MISCELLANEOUS. This EULA is governed by the laws of the State of Texas, U.S.A., without reference to conflicts of laws principles. You shall not assign or sublicense or otherwise transfer the rights or license granted hereunder, by agreement or by operation of law, without the prior written consent of Luminex, and all assignments in violation of this prohibition shall be null and void. This EULA is the complete and exclusive agreement of Luminex and you and supersedes all other communications, oral or written, relating to the subject matter hereof. No change to this EULA shall be valid unless in writing and signed by the party against whom enforcement is sought. The waiver or failure of Luminex or you to exercise in any respect any right or rights provided for herein shall not be deemed a waiver of any further right hereunder. If any provision of this EULA is held unenforceable, the remainder of this EULA will continue in full force and effect.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT C

FIELDS

(*)

(*)

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT D

LUMINEX INSTRUMENT PRICING

Part Number	Description	Price

LX200-IS2.3WB	Luminex 200 IS 2.3 Total System - with Developers Workbench, (includes Luminex 200/IS Reader and Luminex XYP Plate Handler, Luminex SD, Dell Computer System and Monitor and applicable accessories)	(*)

*At such time as TM provides written notification to Luminex of its agreement to transition its purchases of Instruments entirely and solely to the Luminex 200 System (LX-200-IS2.3WB), this price will be (*).

Notwithstanding the foregoing, Luminex may increase the price of the Luminex Instrument at any time to the extent of an increase in material costs or other production or manufacturing cost increases that can be substantiated by Luminex. Any such changes in the price of the Luminex Instrument shall be effective for all Luminex Instruments ordered after notice is provided by Luminex.

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT E

LUMINEX BEAD PRICING

CARBOXYLATED BEADS	Concentration (Beads per mL)	Volume (mL)	Total Beads	Price
	12,500,000	1	12,500,000	(*)
	12,500,000	4	50,000,000	(*)
	12,500,000	16	200,000,000	(*)

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT F

TRADEMARKS

Flowmetrix®
Luminex®
Lumavidin®
LabMAP®

xMAP®

Luminex® 100TM
Luminex® 100TM IS
Luminex® 200TM
Suspension Array TM
Luminex® XYPTM
Luminex® SDTM
Luminex® HTSTM
Luminex® FlexMAPTM
Luminex® SeroMAPTM

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT G

TRADEMARK USAGE GUIDELINES

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT H

(*)

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.

EXHIBIT I

AFFILIATES OF TM

Name of Affilate   State of Incorporation
Tm Technologies, Inc.  Delaware
Tm Bioscience, Inc.   Delaware
Tm Bioscience HG Inc.  Ontario
Tm Bioscience PGX Inc.  Ontario

(*) this text has been omitted pursuant to a request for confidential treatment and has been filed separately.
This document contains confidential information and cannot be shared in any format with any third party without the express written permission of Luminex Corporation.